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OPTIONAL GUARANTEED MINIMUM WITHDRAWAL BENEFIT MAXIMUM ANNIVERSARY VALUE RIDER

Notwithstanding any provision in the Contract or Certificate ("Contract") to the contrary, this Rider becomes a part of the Contract to which it is attached. Should any provision in this Rider conflict with the Contract, the provisions of this Rider will prevail.

Subject to the terms and conditions set forth herein, this optional Rider provides a Guaranteed Minimum Withdrawal Benefit ("GMWB") that guarantees an amount available for Withdrawal not to exceed a maximum annual dollar amount to be distributed over a specified number of years or over Your lifetime, even if the Contract Value has been reduced to zero due to unfavorable investment performance.

EFFECTIVE DATE:  [DATE]

                                  DEFINITIONS

For purposes of this Rider, the following definitions apply. Terms not defined in this Rider shall have the same meaning given to them in the Contract.

ANNIVERSARY VALUE
The Contract Value minus any Ineligible Purchase Payments as measured one year from the Effective Date and on subsequent Contract anniversaries.

BENEFIT BASE
A component of the calculation of the GMWB, which is used to determine the total amount of guaranteed Withdrawals, the Minimum Withdrawal Period, the GMWB Charge, and the Maximum Annual Withdrawal Amount.

BENEFIT BASE EVALUATION PERIOD
The period of time over which Anniversary Values are considered in determining the Benefit Base.

BENEFIT YEAR
Each consecutive one year period starting on the Effective Date.

EFFECTIVE DATE
The date shown above when this Rider becomes effective. If this Rider is elected at Contract issue, the Effective Date is the date Your Contract is issued. If this Rider is elected after Your Contract has been issued, the Effective Date is the date the Rider is elected.

ELIGIBLE PURCHASE PAYMENTS
The Gross Purchase Payments or portion thereof that are included in the calculation of the Benefit Base.

EXCESS WITHDRAWAL
The portion of any Withdrawal that makes the total of all Withdrawals in a Benefit Year exceed the Maximum Annual Withdrawal Amount in that Benefit Year.

INELIGIBLE PURCHASE PAYMENTS
Gross Purchase Payments that are not included in the calculation of the Benefit Base.

LIFETIME WITHDRAWAL PERIOD
The period of time, if conditions are met, over which You may take Withdrawals for the length of Your Life.

MAXIMUM ANNUAL WITHDRAWAL AMOUNT ("MAWA")
The maximum amount available to be withdrawn each Benefit Year under the GMWB.

MAXIMUM ANNUAL WITHDRAWAL PERCENTAGE ("MAWP")
The maximum percentage used to determine the maximum amount available to be withdrawn each Benefit Year under the GMWB.


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MINIMUM WITHDRAWAL PERIOD ("MWP")
The minimum period of time over which You may take Withdrawals under the GMWB if Withdrawals are not taken under the Lifetime Withdrawal Period.

SPOUSAL BENEFICIARY
Your spouse, if designated as Your primary Beneficiary on the date of Your death, who elects to continue the Contract as the new Owner or Participant ("Owner") upon Your death.

WITHDRAWAL
The amount of any full or partial surrender of Contract Value and any fees or charges attributable to the surrendered amount.

YOU, YOUR
The Owner.  In the case of Joint Owners, the older of the two Joint Owners.


   GUARANTEED MINIMUM WITHDRAWAL BENEFIT MAXIMUM ANNIVERSARY VALUE PROVISIONS

This Rider provides a GMWB subject to the terms and conditions described herein.

GMWB CHARGE
The GMWB charge is an annualized charge deducted from the portion of Your Contract Value allocated to the Variable Portfolio(s) or Subaccount(s) on a quarterly basis beginning one quarter following the Effective Date and ending on the termination of this Rider.

The amount of the GMWB charge will equal:

--------------------------------------------------------------------------------
   BENEFIT YEAR          ANNUAL CHARGE PERCENTAGE             AS A PERCENTAGE OF
--------------------------------------------------------------------------------
All Contract Years               [0.50%]                         Benefit Base
--------------------------------------------------------------------------------

BENEFIT BASE EVALUATION PERIOD
A Benefit Base Evaluation Period begins on the Effective Date and extends to the 7th Benefit Year anniversary.

CALCULATION OF THE COMPONENTS OF THE GMWB
The GMWB is available for Withdrawal at any time while this Rider is in effect and prior to any termination of the GMWB. The amount of Withdrawals and time period over which You can take Withdrawals under the GMWB may change over time as a result of Withdrawal activity or Benefit Base increase. Withdrawals made under this Rider are treated like any other Withdrawal under the Contract for purposes of calculating Contract Value, Withdrawal Charges, and any other benefits under the Contract. Withdrawals in excess of the Penalty Free Withdrawal amount will be assessed a Withdrawal Charge, if applicable.

To determine the GMWB, We calculate each of the following components: Benefit Base and MAWA. The calculations for each component are detailed below.

BENEFIT BASE
The initial Benefit Base, if the GMWB is elected on the Contract Date, is Eligible Purchase Payment multiplied by the percentage as specified in the table below.

The initial Benefit Base, if the GMWB is elected after the Contract Date, is equal to the Contract Value on the Effective Date.

The table below defines the Eligible Purchase Payments that increase the Benefit Base, as determined by the time elapsed between the Effective Date and the day on which Purchase Payments are received by Us and deposited into Your Contract. Payment Enhancements, if applicable, are not considered Eligible Purchase Payments.

--------------------------------------------------------------------------------
                                              PERCENTAGE INCLUDED IN THE
TIME ELAPSED SINCE EFFECTIVE DATE             BENEFIT BASE CALCULATION
--------------------------------------------------------------------------------
          0-2 Years                                     [100%]
--------------------------------------------------------------------------------

On any Benefit Year anniversary occurring during the Benefit Base Evaluation Period, the Benefit Base is automatically increased to the Anniversary Value when the Anniversary Value is greater than (a) and (b), where:


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     (a) is the current Benefit Base; and

     (b) is all previous Anniversary Values during any Benefit Base Evaluation Period.

The Benefit Base is not used in the calculation of Contract Value or any other benefits under the Contract. We reserve the right to limit the Eligible Purchase Payments to a maximum of $1,000,000.

MAXIMUM ANNUAL WITHDRAWAL AMOUNT ("MAWA")
The MAWA is an amount calculated as a percentage of the Benefit Base. The applicable Maximum Annual Withdrawal Percentage ("MAWP") used to calculate the MAWA is determined by when the first Withdrawal is made by You, as specified in the tables below.

--------------------------------------------------------------------------------
TIME OF FIRST         MAXIMUM ANNUAL       MAXIMUM ANNUAL        MINIMUM         MAXIMUM ANNUAL
  WITHDRAWAL            WITHDRAWAL           WITHDRAWAL         WITHDRAWAL       WITHDRAWAL AS A
                      PERCENTAGE WHEN      PERCENTAGE WHEN     PERIOD BEFORE      PERCENTAGE OF:
                     EXTENSION IS NOT       EXTENSION IS       ANY EXTENSION
                          ELECTED              ELECTED
------------------------------------------------------------------------------------------------
Before 7th Benefit          5%                   5%               20 years         Benefit Base
Year anniversary
------------------------------------------------------------------------------------------------
On or after 7th             7%                   7%               14 years         Benefit Base
 Benefit Year
  anniversary
------------------------------------------------------------------------------------------------
   On or after              5%*                  5%*            Duration of        Benefit Base
Your 65th birthday                                               Your life
------------------------------------------------------------------------------------------------

*Excess Withdrawals at any time and ownership changes impacting You will cancel the Lifetime Withdrawal Period. All future Withdrawals provided by this Rider will then be subject to the Minimum Withdrawal Period based on when the first Withdrawal is taken and adjusted based on Withdrawal history and investment performance (see item 3 under IMPACT OF WITHDRAWALS section). If Withdrawals are taken prior to Your 65th birthday, the Lifetime Withdrawal is not available.

If you are taking required minimum distributions ("RMD") from the Contract, and the portion of the RMD amount based on Contract Value, only, is greater than the Maximum Annual Withdrawal Amount, that portion of the RMD withdrawal will not be treated as an excess withdrawal. Any portion of an RMD withdrawal that is based on amounts greater than the Contract Value alone will be considered an Excess Withdrawal. This will result in the cancellation of the Lifetime Withdrawal Period and further may reduce your remaining Minimum Withdrawal Period.

The MAWA can be withdrawn throughout each Benefit Year. If You do not withdraw the entire MAWA in a Benefit Year, You will maintain Your Minimum Withdrawal Period, but the MAWA will not increase. Excess Withdrawals in any Benefit Year may reduce Your future MAWA. See IMPACT OF WITHDRAWALS section below.

If the Benefit Base is increased to the Anniversary Value, the MAWA will be recalculated on that Benefit Year anniversary, by multiplying the new Benefit Base by the applicable MAWP.

IMPACT OF WITHDRAWALS
Withdrawals reduce the amount available for Withdrawal under the GMWB. Total Withdrawals in any Benefit Year equal to or less than the MAWA reduce the Benefit Base by the amount of the Withdrawal. Once Withdrawals in a Benefit Year exceed the MAWA, all subsequent Withdrawals in that Benefit Year are Excess Withdrawals. Excess Withdrawals may reduce the Benefit Base based on the relative size of the Withdrawal in relation to the Contract Value at the time of the Excess Withdrawal. This means that when the Contract Value is less than the Benefit Base, Excess Withdrawals will result in a reduction of the Benefit Base which is greater than the amount of the Excess Withdrawal. We further explain this impact and the effect on each component of the GMWB through the calculations below:

WITHDRAWALS IMPACT CONTRACT VALUE AND THE COMPONENTS OF THE GMWB CALCULATION AS
FOLLOWS:

1. CONTRACT VALUE: Any Withdrawal reduces the Contract Value by the amount of the Withdrawal.

2. BENEFIT BASE: Withdrawals up to the MAWA, before any Excess Withdrawal, reduce the Benefit Base by the dollar amount of the Withdrawal.

   Any Excess Withdrawal further reduces the Benefit Base to the lesser of
   (a) or (b), where:


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           (a) is the Benefit Base immediately prior to the Excess Withdrawal minus the amount of the Excess Withdrawal, or;

           (b) is the Benefit Base immediately prior to the Excess Withdrawal reduced in the same proportion by which the Contract Value is reduced by the Excess Withdrawal.

        3. MINIMUM WITHDRAWAL PERIOD: If the total of all Withdrawals in a Benefit Year are less than or equal to the MAWA, the new MWP equals the Benefit Base after the Withdrawal divided by the current MAWA. When the Benefit Base is adjusted to a higher Anniversary Value, a new MWP is determined by dividing the new Benefit Base by the new MAWA.

        If there is an Excess Withdrawal in a Benefit Year, the new MWP equals the MWP calculated at the end of the prior Benefit Year reduced by one year. An Excess Withdrawal in a Benefit Year will cancel the Lifetime Withdrawal, Period and the new MWP will be determined by dividing the new Benefit Base by the new MAWA.

        4. MAXIMUM ANNUAL WITHDRAWAL AMOUNT: If there are no Excess Withdrawals in a Benefit Year, the MAWA does not change for the next Benefit Year, unless the Benefit Base is increased as described above under "Benefit Base."

        If there are any Excess Withdrawals in a Benefit Year, the MAWA will be recalculated on the next Benefit Year anniversary. The new MAWA will equal the new Benefit Base on that Benefit Year anniversary after the Withdrawal divided by the new Minimum Withdrawal Period on that Benefit Year anniversary. The new MAWA may be lower than Your previously calculated MAWA.

IF YOUR CONTRACT VALUE IS REDUCED TO ZERO
If Your Contract Value is reduced to zero and the Benefit Base is greater than zero, subsequent Purchase Payments will no longer be accepted and a Death Benefit will not be payable. You can receive the remaining value of the GMWB under one of the following options:

        a. A lump sum equal to the discounted present value of any remaining guaranteed payments under the GMWB; or,

        b. Periodic payments during each Benefit Year that in total are equal to the MAWA until the MWP (or LWP, if eligible) has been reduced to zero. If You do not select a specific frequency for these payments, We will pay the current MAWA in quarterly payments; or,

        c. Any payment option that is mutually agreeable.

EXTENSION OF THE BENEFIT BASE EVALUATION PERIOD ("EXTENSION")
We may offer You at least two Extensions of the Benefit Base Evaluation Period at the end of the current Benefit Base Evaluation Period. If You elect such Extension, you will receive a new Rider with the charges and provisions in effect at that time.

TERMINATION OF THE GMWB
Once elected, this GMWB Rider and its corresponding charge may be terminated by the Owner. If the Owner's request to terminate the GMWB is received:

        1. prior to the 7th Benefit Year anniversary, the termination is effective on the 7th Benefit Year anniversary;

        2. in any Benefit Year after the 7th Benefit Year anniversary, the termination is effective on the Benefit Year anniversary following Our receipt of the election to terminate the GMWB.

This Rider and the related charge will terminate automatically if:

        1. The Minimum Withdrawal Period has been reduced to zero, or for the Lifetime Withdrawal Period, You die; or,

        2. A Spousal Beneficiary elects to continue the Contract without this Rider; or,

        3. A Death Benefit is paid (as described under the Death Provisions or Death Benefit section of Your Contract); or,

        4. The Contract is fully withdrawn or surrendered; or,

        5. The Contract is annuitized.

We reserve the right to terminate this GMWB Rider if Withdrawals in excess of the MAWA in any Benefit Year reduce the Benefit Base by 50% or more.


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If terminated, the GWMB may not be re-elected.

SPOUSAL CONTINUATION
Upon election to continue the Contract and this Rider, Your Spousal Beneficiary will be subject to the terms and conditions of this Rider. Upon Your death, the Lifetime Withdrawal Period ends and is not available to Your Spousal Beneficiary. The Effective Date will not change as the result of Spousal Continuation. A continuation contribution paid under the Spousal Continuation provision of the Contract is not considered an Eligible Purchase Payment, but is included in the calculation of Anniversary Values if the spouse continues the Benefit Base Evaluation Period.


Signed for the Company to be effective on the Effective Date.

                      FIRST SUNAMERICA LIFE INSURANCE COMPANY


                                  /s/ JAY S. WINTROB
                      ---------------------------------------
                                      Jay S. Wintrob
                                         President


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